UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 10)*

PSYCHEMEDICS CORPORATION

(Name of Issuer)

Common Stock

(Title of Class of Securities)

744375205

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 744375205

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Richard T. Christoph IRA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 744375205

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Richard T. Christoph, Trustee of the Richard T. Christoph Living Trust,

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 54,856

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 54,856

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,856

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 744375205

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ann B. Christoph IRA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 744375205

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Richard T. Christoph, Trustee of the Carla C. McMahon Trust

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 744375205

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Christoph Securities, Inc. (36-275512)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) CO

Item 1.
	(a)	Name of Issuer Psychemedics Corporation
	(b)	Address of Issuer’s Principal Executive Offices 125 Nagog Park Acton, MA 01720

Item 2.
(a)

Name of Person Filing
Richard T. Christoph IRA
Richard T. Christoph, Trustee of the Richard T. Christoph Living Trust,
Ann B. Christoph IRA,
Richard T. Christoph, Trustee of the Carla C. McMahon Trust, and
Christoph Securities, Inc.

	(b)	Address of Principal Business Office or, if none, Residence 1650 Tall Grass Lane Lake Forest, Illinois 60045
	(c)	Citizenship All above persons are U.S. Citizens, except for Christoph Securities, Inc., which is an Illinois corporation.
	(d)	Title of Class of Securities Common Stock, $.005 par value
	(e)	CUSIP Number 744375205

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Not Applicable

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: 54,856
	(b)	Percent of class: 1.1%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 54,856
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 54,856
		(iv)	Shared power to dispose or to direct the disposition of 0
The Shares of stock owned by each person is as follows:

Richard T. Christoph IRA	0
Richard T. Christoph, Trustee of the Richard T. Christoph Trust	54,856
Ann B. Christoph IRA	0
Richard T. Christoph, Trustee of Carla C. McMahon Trust	0
Christoph Securities, Inc.	0
54,856

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☒.

During 2006, Mr. Christoph’s percentage interest in the issuer dropped below five percent.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not Applicable

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of Group
Not Applicable

Item 10.	Certification
(a) Not Applicable

(b)           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2007

/s/ Richard T. Christoph
Signature
Richard T. Christoph, on behalf of
the Richard T. Christoph IRA
Name/Title

/s/ Richard T. Christoph
Signature
Richard T. Christoph, Trustee of
the Richard T. Christoph Trust
Name/Title

/s/ Ann B. Christoph
Signature
Ann B. Christoph, on behalf of
the Ann B. Christoph IRA
Name/Title

/s/ Richard T. Christoph
Signature
Richard T. Christoph, as Trustee of the
Carla C. McMahon Trust
Name/Title

/s/ Richard T. Christoph
Signature
Richard T. Christoph, as President of
Christoph Securities, Inc.
Name/Title

EXHIBIT A

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated as of February 13, 2007

/s/ Richard T. Christoph
Richard T. Christoph, on behalf of
the Richard T. Christoph IRA

/s/ Richard T. Christoph
Richard T. Christoph, Trustee of
the Richard T. Christoph Trust

/s/ Ann B. Christoph
Ann B. Christoph, on behalf of
the Ann B. Christoph IRA

/s/ Richard T. Christoph
Richard T. Christoph, as Trustee of the
Carla C. McMahon Trust

/s/ Richard T. Christoph
Richard T. Christoph, as President of
Christoph Securities, Inc.